EXHIBIT 99.1

ZURICKIRCH FINALLY CLOSES ACQUISITION OF
ASPECT SEMIQUIP INTERNATIONAL, INC.
dba ASPECT SYSTEMS, INC.

CORRECTIVE PRESS RELEASE ON TIMING OF ACQUISITION

CHANDLER, Arizona, August 7, 2002 -- Zurickirch Corp. (OTCBB:ZUKH), a publicly traded corporation, closed on August 2, 2002 the acquisition of Aspect Semiquip International, Inc. (ASI) dba Aspect Systems, Inc., a twelve-year-old manufacturer of capital equipment used in the production of semiconductor devices. ASI will now operate as a subsidiary of Zurickirch Corp.

A press release dated May 17, 2002 previously announced the closing of the acquisition; however, the acquisition agreement was signed on May 15, 2002 but did not close on that date. Immediately prior to the acquisition the parties reached a stalemate on various issues and deferred the closing until their differences could be reconciled. On August 2, 2002, the parties entered into an amended acquisition agreement which reflected an outstanding lien on ASI treasury shares of $175,000 and disclosed a default on a line of credit of $1.2 million (which occurred as of the close of business on July 31, 2002).

Douglas Dixon, ASI Chairman and Chief Executive Officer, said, "It had originally been anticipated that Zurickirch would have a sufficient amount of cash to repay a lien of $175,000 on treasury shares and provide us with some additional working capital. When this failed to materialize we had to carefully consider whether it was in ASI's best interest to complete the acquisition and amend our documents to reflect a change in terms. After careful consideration of the best approach for our shareholders we determined that ASI would benefit from the liquidity provided by a public market to consummate various targeted acquisitions. It took much longer than anticipated to reach an acceptable agreement between the parties but we finally did so as of August 2, 2002 and closed the acquisition."

ASI is actively seeking to locate an alternative lender to replace its line of credit which was terminated effective July 31, 2002 and is now in default. Management is in favorable discussions with a new lending source and believes it will obtain alternative financing shortly. However, there is no assurance that an alternative lender will be located which is willing to extend a line of credit to ASI or to extend it on terms as favorable as those negotiated previously.

ASI is current on its payment obligations to it $175,000 lienholder and the acquisition will have no impact on this note secured by approximately 950,000 shares of ASI common stock.

Safe Harbor Statement

Statements in this news release about the company's future expectations, including: locating an alternative lender, obtaining favorable financing terms consummation of targeted acquisitions, and repayment of obligations, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, section 21E of the Securities Act of 1934, as that term is defined in the Private Securities Reform Act of 1995. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements. Such "forward-looking statements" are subject to risks and uncertainties set forth from time to time in the Company's SEC reports.